Exhibit 99.1

NEWS RELEASE

RANGE ANNOUNCES PRICING OF SENIOR SUBORDINATED NOTES

FORT WORTH, TEXAS, MARCH 4, 2013…RANGE RESOURCES CORPORATION (NYSE: RRC) announced today that it has priced at par an offering of $750 million aggregate principal amount of senior subordinated notes due 2023, which will carry an interest rate of 5.0%. Range expects that the net proceeds of the offering will be approximately $737.8 million and intends to use the net proceeds to repay borrowings under its senior credit facility. Range expects to close the sale of the notes on March 18, 2013, subject to the satisfaction of customary closing conditions. The size of the offering was increased from the previously announced $500 million to $750 million.

The notes will not be registered under the Securities Act of 1933 or the securities laws of any state and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under the Securities Act and applicable state securities laws. The notes may be resold by the initial purchasers pursuant to Rule 144A and Regulation S under the Securities Act.

RANGE RESOURCES CORPORATION (NYSE: RRC) is a leading independent oil and natural gas producer with operations focused in Appalachia and the Southwest region of the United States. The Company pursues an organic growth strategy targeting high return, low-cost projects within its large inventory of low risk, development drilling opportunities. The Company is headquartered in Fort Worth, Texas.

The securities have been offered only to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the senior subordinated notes referred to above. There shall not be any sale of any such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Except for historical information, statements made in this release about the proposed offering are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that Range’s management believes are reasonable based on currently available information; however, management’s assumptions and Range’s future performance are subject to a wide range of business risks and uncertainties, and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the results of Range’s hedging transactions, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, environmental risks and regulatory changes. Range undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in Range’s filings with the SEC, which are incorporated herein by reference.

SOURCE: Range Resources Corporation

Investor Contacts:

Rodney Waller, Senior Vice President
817-869-4258

David Amend, Investor Relations Manager
817-869-4266

Laith Sando, Manager of Research
817-869-4267

Michael Freeman, Financial Analyst
817-869-4264